Exhibit 99.1
NEWS RELEASE
Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933 Gavin A. Mohr, Chief Financial Officer, 616.447.3929
INDEPENDENT BANK CORPORATION REPORTS FOURTH QUARTER EARNINGS OF $0.89 PER DILUTED SHARE; BOARD AUTHORIZES 5% STOCK REPURCHASE PLAN
GRAND RAPIDS, Mich., January 22, 2026 - Independent Bank Corporation (NASDAQ: IBCP) reported fourth quarter 2025 net income of $18.6 million, or $0.89 per diluted share, versus net income of $18.5 million, or $0.87 per diluted share, in the prior-year period. For the year ended December 31, 2025, the Company reported net income of $68.5 million, or $3.27 per diluted share, compared to net income of $66.8 million, or $3.16 per diluted share, in 2024.

Highlights for the fourth quarter of 2025 include:
•An increase in net interest income of $1.0 million (2.2%) over the third quarter of 2025;
•A net interest margin of 3.62% (eight basis point increase from the linked quarter);
•A return on average assets and a return on average equity of 1.35% and 14.75%, respectively;
•Net growth in loans of $78.0 million (or 7.4% annualized) from September 30, 2025;
•Net growth in total deposits, less brokered deposits of $57.1 million (or 4.8% annualized) from September 30, 2025;
•An increase in the tangible common equity ratio to 8.65%; and
•The payment of a 26 cent per share dividend on common stock on November 14, 2025.

“Our fourth-quarter performance marked the culmination of another remarkable year, with our organization excelling on all fundamentals,” said William B. (“Brad”) Kessel, the President and Chief Executive Officer. “Over the past year, we increased tangible book value by 13.3% and delivered near record earnings. Meanwhile, our dividend payout ratio was 32% for the year as we continue to recognize the value of returns to our shareholders. During the fourth quarter, we realized continued net interest margin expansion, strong loan growth and increased non-interest income despite the third quarter reflecting elevated revenue from an annual incentive payment related to our debit card program. In addition, our credit quality metrics remain positive, with watch credits and non-performing assets below historic averages. In anticipation of continued strong earnings, we repurchased shares and executed a tax credit transfer agreement during the fourth quarter which is expected to reduce tax obligations and enhance earnings per share. Looking ahead to 2026, our confidence is bolstered by a robust commercial loan pipeline and our on going strategic initiative to attract and integrate talented bankers into our organization.”

Significant items impacting comparable 2025 and 2024 results include the following:

•Net interest margin improved to 3.56% for the year ended December 31, 2025 from 3.38% the previous year.
•Income tax expense included a $1.8 million benefit ($0.09 per share) resulting from the execution of a tax credit transfer agreement (TCTA) related to the purchase of $22.9 million of energy tax credits during the three-month and full year ended December 31, 2025, compared to no such benefit in the prior year.
•Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of $0.2 million ($0.01 per diluted share, after taxes) and $(2.2) million ($(0.08) per diluted share, after taxes) for the three-month and full-year ended December 31, 2025, respectively, as compared to $6.5 million ($0.24 per diluted share, after taxes) and $4.5 million ($0.17 per diluted share, after taxes) for the three-months and full-year ended December 31, 2024, respectively.
•The provision for credit losses was $6.1 million ($0.23 per diluted share, after tax) for the full year ended December 31, 2025, compared to $4.5 million ($0.17 per diluted share, after tax) for the full year ended December 31, 2024.

Operating Results
The Company’s net interest income totaled $46.4 million during the fourth quarter of 2025, an increase of $3.5 million, or 8.2% from the year-ago period, and up $1.0 million, or 2.2%, from the third quarter of 2025. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.62% during the fourth quarter of 2025, compared to 3.45% in the year-ago period, and 3.54% in the third quarter of 2025. The year-over-year quarterly increase in net interest income was due to an increase in the net interest margin and an increase in average earnings assets. Average interest-earning assets were $5.16 billion in the fourth quarter of 2025, compared to $5.01 billion in the year ago quarter and $5.16 billion in the third quarter of 2025.
For the year ended December 31, 2025, net interest income totaled $180.0 million, an increase of $13.8 million, or 8.3% from the prior year ended December 31, 2024. The Company’s net interest margin for the year ended December 31, 2025 was 3.56% compared to 3.38% in 2024. The increase in net interest income for the year ended December 31, 2025 compared to 2024 reflects an increase in average interest- earning assets as well as an increase in the net interest margin.
Non-interest income totaled $12.0 million and $45.6 million, respectively, for the fourth quarter and full year of 2025, compared to $19.1 million and $56.4 million in the respective, comparable year ago periods. These changes were primarily due to variances in mortgage banking related revenues. The full year period of 2025 also included a decrease in gains on equity securities at fair value.
Net gains on mortgage loans in the fourth quarters of 2025 and 2024, were approximately $1.4 million and $1.7 million, respectively. The decrease in net gains on mortgage loans was due primarily to a decrease in the volume of mortgage loans sold. For the full year of 2025, net gains on mortgage loans totaled $6.8 million compared to $6.6 million in 2024. The increase in net gains on mortgage loans was due to a higher loan sale margin on mortgage loan sales that was partially offset by a decrease in the volume of mortgage loans sold.
Mortgage loan servicing, net, generated gains of $0.9 million and $7.8 million in the fourth quarters of 2025 and 2024, respectively. For the full year of 2025 and 2024, mortgage loan servicing, net, generated income of $0.8 million and $9.4 million, respectively. The significant variance in mortgage loan servicing, net is primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in interest rates and the expected future prepayment levels and expected float rates as well as a decline in servicing revenue. The decline in servicing revenue is attributed to the sale of approximately $931 million of mortgage servicing rights on January 31, 2025. Capitalized mortgage loan servicing rights totaled $31.5 million and $46.8 million at December 31, 2025 and 2024, respectively.

Mortgage loan servicing, net activity is summarized in the following table:

	Three months ended		Twelve months ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
	(In thousands)
Mortgage loan servicing, net:
Revenue, net	$1,656	$2,233	$6,801	$8,914
Fair value change due to price	160	6,519	(2,168)	4,540
Fair value change due to pay-downs	(917)	(991)	(3,573)	(4,007)
Loss on sale of originated servicing rights	—	—	(233)	—
Total	$899	$7,761	$827	$9,447

Non-interest expenses totaled $36.1 million in the fourth quarter of 2025, compared to $37.0 million in the year-ago period. For the full year of 2025, non-interest expenses totaled $138.2 million versus $135.1 million in 2024. The decrease during the quarterly period is primarily due to lower incentive based compensation attributed to lower expected payout levels, lower data processing expenses and lower advertising expense.
The Company recorded an income tax expense of $1.7 million and $12.8 million in the fourth quarter and full year of 2025, respectively. This compares to an income tax expense of $4.3 million and $16.3 million in the fourth quarter and full year of 2024, respectively. As discussed previously, the 2025 fourth quarter and full year income tax expense includes a $1.8 million benefit resulting from the execution of the TCTA, compared to no such benefit in the prior year.

Asset Quality
A breakdown of non-performing loans by loan type is as follows:

	12/31/2025	12/31/2024	12/31/2023
Loan Type	(Dollars in thousands)
Commercial	$23,531	$54	$28
Mortgage	8,683	7,005	6,425
Installment	860	733	970
Sub total	33,074	7,792	7,423
Less - government guaranteed loans	9,947	1,790	2,191
Total non-performing loans	$23,127	$6,002	$5,232
Ratio of non-performing loans to total portfolio loans	0.54%	0.15%	0.14%
Ratio of non-performing assets to total assets	0.44%	0.13%	0.11%
Ratio of allowance for credit losses to total non-performing loans	274.33%	989.32%	1044.69%
The provision for credit losses was $1.9 million and $2.2 million in the fourth quarters of 2025 and 2024, respectively. The provision for credit losses was $6.1 million and $4.5 million in the full year of 2025 and 2024, respectively. The provision for credit losses in 2025 was primarily impacted by the growth in commercial loans, a decrease in prepayment speeds on retail loans and increases in unfunded lending commitments. The Company recorded loan net charge-offs of $0.4 million and $0.3 million in the fourth quarters of 2025 and 2024, respectively. At December 31, 2025, the allowance for credit losses totaled $63.4 million, or 1.48% of total portfolio loans compared to $59.4 million, or 1.47% of total portfolio loans at December 31, 2024.

The increase in non-performing commercial loans year-over-year is primarily due to one commercial relationship where the borrower is experiencing financial difficulties.

Balance Sheet, Liquidity and Capital
Total assets were $5.51 billion at December 31, 2025, an increase of $167.6 million from December 31, 2024. Loans, excluding loans held for sale, were $4.28 billion at December 31, 2025, compared to $4.04 billion at December 31, 2024.

This increase is primarily due to growth in commercial loans. Deposits totaled $4.76 billion at December 31, 2025, an increase of $107.6 million from December 31, 2024. This increase is primarily due to growth in savings and interest-bearing checking, reciprocal, and time deposit account balances that were partially offset by decreases in non-interest bearing and brokered time deposits.
Cash and cash equivalents totaled $138.4 million at December 31, 2025, versus $119.9 million at December 31, 2024. Securities available for sale (“AFS”) totaled $495.9 million at December 31, 2025, versus $559.2 million at December 31, 2024.
Total shareholders’ equity was $503.0 million at December 31, 2025, or 9.14% of total assets compared to $454.7 million or 8.52% at December 31, 2024. Tangible common equity totaled $473.7 million at December 31, 2025, or $23.05 per share compared to $424.9 million or $20.33 per share at December 31, 2024. The increase in shareholder equity as well as tangible common equity are primarily the result of earnings retention and a reduction in the accumulated other comprehensive loss.

The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	12/31/2025	12/31/2024	Well Capitalized Minimum

Tier 1 capital to average total assets	9.36%	9.58%	5.00%
Tier 1 common equity to risk-weighted assets	11.24%	11.74%	6.50%
Tier 1 capital to risk-weighted assets	11.24%	11.74%	8.00%
Total capital to risk-weighted assets	12.49%	12.99%	10.00%
At December 31, 2025, in addition to liquidity available from our normal operating, funding, and investing activities, we had unused credit lines with the FHLB and FRB of approximately $774.2 million and $1.24 billion, respectively. We also had approximately $456.3 million in fair value of unpledged securities AFS and HTM at December 31, 2025 which could be pledged for an estimated additional borrowing capacity at the FHLB and FRB of approximately $428.3 million.
Share Repurchase Plan
On December 16, 2025, the Board of Directors of the Company authorized the 2026 share repurchase plan. Under the terms of the 2026 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its then outstanding common stock. The repurchase plan is authorized to last through December 31, 2026. For the full year of 2025, the Company repurchased 407,113 shares of its common stock at an aggregate cost of $12.4 million.
Earnings Conference Call
Brad Kessel, President and CEO, Gavin A. Mohr, CFO and Joel Rahn, EVP – Commercial Banking will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, January 22, 2026.
To access via phone, participants will need to register using the following link where they will be provided a phone number and access code: https://register-conf.media-server.com/register/BIda5dc0f6055c4175bbaa1e1fddbc12fa

In order to view the webcast and presentation slides, please go to https://edge.media-server.com/mmc/p/f4iidb88 during the time of the call. A replay of the webcast will be available until January 22, 2027.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of $5.5 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com.

Forward-Looking Statements
This presentation contains forward-looking statements, which are any statements or information that are not historical facts. These forward-looking statements include statements about our anticipated future revenue and expenses and our future plans and prospects.

Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. For example, deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding to us, lead to a tightening of credit, and increase stock price volatility. Our results could also be adversely affected by changes in interest rates; increases in unemployment rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of our investment securities; legal and regulatory developments; the outcome of litigation proceedings to which we are or may become subject; changes in customer behavior and preferences; breaches in data security; and management’s ability to effectively manage the multitude of risks facing our business. Key risk factors that could affect our future results are described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2024 and the other reports we file with the SEC, including under the heading “Risk Factors.” Investors should not place undue reliance on forward-looking statements as a prediction of our future results.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,
	2025	2024
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$52,235	$56,984
Interest bearing deposits	86,152	62,898
Cash and Cash Equivalents	138,387	119,882
Securities available for sale	495,909	559,182
Securities held to maturity (fair value of $282,830 at December 31, 2025 and $301,860 at December 31, 2024)	309,523	339,436
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,102	16,099
Loans held for sale, carried at fair value	9,031	7,643
Loans
Commercial	2,213,557	1,937,364
Mortgage	1,524,821	1,516,726
Installment	537,907	584,735
Total Loans	4,276,285	4,038,825
Allowance for credit losses	(63,445)	(59,379)
Net Loans	4,212,840	3,979,446
Other real estate and repossessed assets, net	896	938
Property and equipment, net	38,972	37,492
Bank-owned life insurance	53,750	53,855
Capitalized mortgage loan servicing rights, carried at fair value	31,493	46,796
Other intangibles, net	1,001	1,488
Goodwill	28,300	28,300
Accrued income and other assets	167,516	147,547
Total Assets	$5,505,720	$5,338,104

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$991,984	$1,013,647
Savings and interest-bearing checking	2,113,260	1,995,314
Reciprocal	974,921	907,031
Time	662,858	628,285
Brokered time	18,659	109,811
Total Deposits	4,761,682	4,654,088
Other borrowings	77,003	45,009
Subordinated debt	—	39,586
Subordinated debentures	39,864	39,796
Accrued expenses and other liabilities	124,220	104,939
Total Liabilities	5,002,769	4,883,418

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 20,548,893 shares at December 31, 2025 and 20,895,714 shares at December 31, 2024	307,845	318,777
Retained earnings	252,794	205,853
Accumulated other comprehensive loss	(57,688)	(69,944)
Total Shareholders’ Equity	502,951	454,686
Total Liabilities and Shareholders’ Equity	$5,505,720	$5,338,104

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31,
				2025	2024
	(unaudited)
INTEREST INCOME	(In thousands, except per share amounts)
Interest and fees on loans	$60,205	$61,325	$58,346	$238,833	$228,585
Interest on securities
Taxable	3,513	3,660	4,417	15,005	18,883
Tax-exempt	2,633	2,767	2,905	10,943	13,100
Other investments	1,074	1,538	1,310	4,956	6,208
Total Interest Income	67,425	69,290	66,978	269,737	266,776
INTEREST EXPENSE
Deposits	20,109	21,972	22,546	83,498	92,694
Other borrowings and subordinated debt and debentures	962	1,957	1,581	6,224	7,834
Total Interest Expense	21,071	23,929	24,127	89,722	100,528
Net Interest Income	46,354	45,361	42,851	180,015	166,248
Provision for credit losses	1,923	1,991	2,217	6,135	4,468
Net Interest Income After Provision for Credit Losses	44,431	43,370	40,634	173,880	161,780
NON-INTEREST INCOME
Interchange income	3,186	4,157	3,294	13,860	13,992
Service charges on deposit accounts	3,096	3,131	2,976	12,022	11,870
Net gains (losses) on assets
Mortgage loans	1,372	1,474	1,705	6,780	6,579
Equity securities at fair value	—	—	—	—	2,685
Securities available for sale	(15)	(36)	(14)	(370)	(428)
Mortgage loan servicing, net	899	74	7,761	827	9,447
Other	3,420	3,137	3,399	12,525	12,217
Total Non-interest Income	11,958	11,937	19,121	45,644	56,362
NON-INTEREST EXPENSE
Compensation and employee benefits	22,563	21,125	22,886	85,194	84,955
Data processing	3,428	3,784	3,688	14,788	13,579
Occupancy, net	2,171	2,127	1,953	8,567	7,806
Interchange expense	1,165	1,180	1,131	4,641	4,504
Furniture, fixtures and equipment	897	892	928	3,467	3,762
Advertising	991	526	1,198	3,211	3,058
FDIC deposit insurance	861	615	729	2,824	2,870
Loan and collection	589	618	606	2,737	2,474
Legal and professional	787	682	849	2,448	2,566
Communications	471	465	462	1,997	2,095
Other	2,155	2,117	2,557	8,359	7,427
Total Non-interest Expense	36,078	34,131	36,987	138,233	135,096
Income Before Income Tax	20,311	21,176	22,768	81,291	83,046
Income tax expense	1,739	3,674	4,307	12,750	16,256
Net Income	$18,572	$17,502	$18,461	$68,541	$66,790
Net income per common share
Basic	$0.90	$0.85	$0.88	$3.30	$3.20
Diluted	$0.89	$0.84	$0.87	$3.27	$3.16

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$46,354	$45,361	$44,615	$43,685	$42,851
Provision for credit losses	1,923	1,991	1,500	721	2,217
Non-interest income	11,958	11,937	11,325	10,424	19,121
Non-interest expense	36,078	34,131	33,762	34,262	36,987
Income before income tax	20,311	21,176	20,678	19,126	22,768
Income tax expense	1,739	3,674	3,801	3,536	4,307
Net income	$18,572	$17,502	$16,877	$15,590	$18,461

Basic earnings per share	$0.90	$0.85	$0.81	$0.74	$0.88
Diluted earnings per share	0.89	0.84	0.81	0.74	0.87
Cash dividend per share	0.26	0.26	0.26	0.26	0.24

Average shares outstanding	20,639,758	20,702,235	20,749,925	20,943,094	20,893,820
Average diluted shares outstanding	20,848,634	20,904,857	20,945,522	21,150,550	21,122,096

Performance Ratios
Return on average assets	1.35%	1.27%	1.27%	1.18%	1.39%
Return on average equity	14.75	14.57	14.66	13.71	16.31
Efficiency ratio (1)	61.18	58.86	59.67	62.20	59.09

As a Percent of Average Interest-Earning Assets (1)
Interest income	5.24%	5.38%	5.35%	5.28%	5.37%
Interest expense	1.62	1.84	1.77	1.79	1.92
Net interest income	3.62	3.54	3.58	3.49	3.45

Average Balances
Loans	$4,249,389	$4,201,557	$4,128,771	$4,060,941	$3,994,661
Securities	815,269	826,362	846,052	883,676	912,073
Total earning assets	5,162,381	5,159,681	5,036,090	5,078,596	5,007,566
Total assets	5,449,518	5,451,922	5,324,959	5,378,022	5,300,368
Deposits	4,774,179	4,786,408	4,646,639	4,715,331	4,655,091
Interest bearing liabilities	3,846,367	3,862,024	3,763,477	3,799,852	3,717,483
Shareholders' equity	499,445	476,422	461,720	461,291	450,214
(1)Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data (continued)

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(unaudited)
	(Dollars in thousands except per share data)
End of Period
Capital
Tangible common equity ratio	8.65%	8.44%	8.16%	8.26%	8.00%
Tangible common equity ratio excluding accumulated other comprehensive loss	9.51	9.35	9.24	9.31	9.10
Average equity to average assets	9.16	8.74	8.67	8.58	8.49
Total capital to risk-weighted assets (2)	13.60	13.67	14.20	14.51	14.22
Tier 1 capital to risk-weighted assets (2)	12.35	12.42	12.23	12.34	12.06
Common equity tier 1 capital to risk-weighted assets (2)	11.50	11.55	11.36	11.45	11.17
Tier 1 capital to average assets (2)	10.27	10.07	10.07	9.89	9.85
Common shareholders' equity per share of common stock	$24.48	$23.72	$22.65	$22.28	$21.76
Tangible common equity per share of common stock	23.05	22.29	21.23	20.87	20.33
Total shares outstanding	20,548,893	20,691,604	20,715,650	20,970,115	20,895,714

Selected Balances
Loans	$4,276,285	$4,198,283	$4,164,367	$4,072,691	$4,038,825
Securities	805,432	824,033	838,813	866,604	898,618
Total earning assets	5,195,002	5,204,380	5,105,579	5,031,975	5,024,083
Total assets	5,505,720	5,493,113	5,418,519	5,328,428	5,338,104
Deposits	4,761,682	4,859,155	4,659,359	4,633,931	4,654,088
Interest bearing liabilities	3,886,565	3,897,487	3,832,845	3,768,435	3,764,832
Shareholders' equity	502,951	490,742	469,250	467,277	454,686
(2)December 31, 2025 are Preliminary.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation
Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$46,354	$42,851	$180,015	$166,248
Add: taxable equivalent adjustment	446	389	1,785	902
Net interest income - taxable equivalent	$46,800	$43,240	$181,800	$167,150
Net interest margin (GAAP) (1)	3.58%	3.42%	3.52%	3.36%
Net interest margin (FTE) (1)	3.62%	3.45%	3.56%	3.38%

(1)Quarter to date are Annualized.

Tangible Common Equity Ratio

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(Dollars in thousands)
Common shareholders' equity	$502,951	$490,742	$469,250	$467,277	$454,686
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles, net	1,001	1,123	1,244	1,366	1,488
Tangible common equity	473,650	461,319	439,706	437,611	424,898
Addition:
Accumulated other comprehensive loss for regulatory purposes	51,891	54,833	64,089	61,285	64,146
Tangible common equity excluding accumulated other comprehensive loss adjustments	$525,541	$516,152	$503,795	$498,896	$489,044

Total assets	$5,505,720	$5,493,113	$5,418,519	$5,328,428	$5,338,104
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles, net	1,001	1,123	1,244	1,366	1,488
Tangible assets	5,476,419	5,463,690	5,388,975	5,298,762	5,308,316
Addition:
Net unrealized losses on available for sale securities and derivatives, net of tax	51,891	54,833	64,089	61,285	64,146
Tangible assets excluding accumulated other comprehensive loss adjustments	$5,528,310	$5,518,523	$5,453,064	$5,360,047	$5,372,462

Common equity ratio	9.14%	8.93%	8.66%	8.77%	8.52%
Tangible common equity ratio	8.65%	8.44%	8.16%	8.26%	8.00%
Tangible common equity ratio excluding accumulated other comprehensive loss	9.51%	9.35%	9.24%	9.31%	9.10%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$502,951	$490,742	$469,250	$467,277	$454,686
Tangible common equity	$473,650	$461,319	$439,706	$437,611	$424,898
Shares of common stock outstanding (in thousands)	20,549	20,692	20,716	20,970	20,896

Common shareholders' equity per share of common stock	$24.48	$23.72	$22.65	$22.28	$21.76
Tangible common equity per share of common stock	$23.05	$22.29	$21.23	$20.87	$20.33
The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.